Exhibit 5.1

HUNTON ANDREWS KURTH LLP FILE NO: 55788.114

November 12, 2026

DTE Electric Company

DTE Electric Securitization Funding III LLC

One Energy Plaza

Detroit, Michigan 48226-1221

Re:	DTE Electric Company
Registration Statement on Form SF-1

To the Addressees:

We have acted as counsel to DTE Electric Company, a Michigan corporation (“DTE”), and DTE Electric Securitization Funding III LLC, a Delaware limited liability company (the “Company”), in connection with the issuance and sale of $600,461,000 aggregate principal amount of the Company’s Senior Secured Securitization Bonds, Series 2026A (the “Bonds”), covered by the Registration Statement on Form SF-1 (Registration Nos. 333-298489 and 333-298489-01) filed on August 21, 2026 and as amended by Amendment No. 1 thereto filed on October 9, 2026 (collectively, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and the final prospectus, dated November 3, 2026, which was filed with the Commission pursuant to Rule 424(b)(1) of the rules and regulations of the Commission. The Bonds are being issued under the Indenture (the “Base Indenture”) dated as of November 12, 2026 by and among the Company, U.S. Bank Trust Company, National Association, as indenture trustee (the “Indenture Trustee”) and U.S. Bank National Association, as securities intermediary and account bank (the “Securities Intermediary”), as supplemented by a Series Supplement (the “Series Supplement” and, together with the Base Indenture, the “Indenture”) by and among the Company, the Indenture Trustee and the Securities Intermediary. The Bonds are being sold pursuant to the terms of the Underwriting Agreement, dated November 3, 2026 (the “Underwriting Agreement”), among the Company, DTE and the underwriters named therein.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Bonds. In rendering the opinion expressed below, we have examined and relied upon copies of the Registration Statement and the exhibits filed therewith, and the Indenture. We have also examined copies of originals, certified to our satisfaction, of such agreements, documents, certificates and statements of government officials and other instruments, and have examined such questions of law and have satisfied ourselves

ATLANTA AUSTIN BANGKOK BOSTON BRUSSELS CHARLOTTE DALLAS DUBAI HOUSTON

LONDON LOS ANGELES MIAMI NEW YORK RICHMOND SAN FRANCISCO TOKYO TYSONS WASHINGTON, DC

www.Hunton.com

November 12, 2026

as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals and (iii) the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In delivering the opinion expressed below, as to factual matters, we have relied on certifications and other written or oral statements of governmental and other public officials and of officers and representatives of the Company, and DTE. We have also assumed that the Indenture is the valid and legally binding obligation of the Indenture Trustee without independent verification.

Based on the foregoing, and subject to the qualifications and limitations hereinafter set forth, we are of the opinion that the Bonds, when duly authenticated by the Indenture Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, will constitute the valid and binding obligations of the Company (subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief).

We express no opinion herein as to the law of any jurisdiction other than the laws of the State of New York.

We hereby consent to the filing of this letter as Exhibit 5.1 to the Current Report on Form 8-K filed by DTE and the Company with the Commission on the date hereof and to all references to us included in or made a part of the Registration Statement. In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion letter is limited to the matters stated in this opinion letter, and no opinion may be implied or inferred beyond the matters expressly stated in this opinion letter. This opinion letter is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinion contained herein.

Very truly yours,

/s/ Hunton Andrews Kurth LLP